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                                                                 Exhibit (d)(2)


                         INTERACTIVE INTELLIGENCE, INC.

                                ----------------

                      1999 STOCK OPTION AND INCENTIVE PLAN

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                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.

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                  Interactive Intelligence, Inc., an Indiana corporation (the
"Company"), has in effect a 1999 Stock Option and Incentive Plan (the "Plan"). This Memorandum relates to the shares of the Common Stock, $.01 par value, of the Company ("Shares") that may be issued by the Company to its officers, key employees or consultants and other individuals, pursuant to restricted stock awards or upon the exercise of stock options granted under the Plan.

                  The Company has filed a Registration Statement on Form S-8 (File No. 333-87919) with the Securities and Exchange Commission (the "Commission"). The Registration Statement incorporates by reference certain documents filed with the Commission, including quarterly and annual reports. Such documents are also incorporated by reference into the prospectus of which this document is a part. A Participant under the Plan may receive, without charge, a copy of any such document incorporated by reference into the Registration Statement, or any other document required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, upon written or oral request directed to the Secretary of the Company at the Company's principal offices located at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268. The Company's telephone number is (317) 872-3000.


               The date of this Memorandum is September 27, 1999.


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                    THE 1999 STOCK OPTION AND INCENTIVE PLAN

                  The Company's Board of Directors approved the Plan effective April 14, 1999 and recommended its approval by the Company's shareholders which was obtained on April 16, 1999. The Plan reserves for issuance 3,750,000 Shares (subject to adjustment for subsequent stock splits, stock dividends, recapitalizations and certain other changes in the Company's outstanding Shares) upon exercise of stock options and awards of restricted stock granted as incentive awards to the Company's officers, key employees, consultants or other individuals by a committee appointed by the Board of Directors (the "Committee"), which administers the Plan. The Plan provides for the grant to officers, key employees and consultants of the Company or its Affiliates and such other individuals who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates, Awards in the form of the following: stock options qualifying for tax treatment under Section 422 of the Code ("Incentive Stock Options"); stock options not qualifying for tax treatment under Section 422 of the Code ("Non-Qualified Stock Options"); and restricted stock ("Restricted Stock"). Incentive Stock Options and Non-Qualified Stock Options are collectively referred to herein as "Options."

                  The term of the Plan will run for a period of ten years, expiring April 16, 2009, unless terminated earlier. Incentive Stock Options granted under the Plan must be exercised within ten years of the date granted (or, in the case of a Participant who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, five years).

                  The essential features of the Plan are summarized below, but such summary is qualified in its entirety by the full text of the Plan, a copy of which is available for inspection at the Company's principal offices. Capitalized terms used but not defined herein have the meanings assigned to them in the Plan.

STOCK SUBJECT TO THE PLAN

                  The stock subject to the Plan consists of 3,750,000 Shares. The number of Shares issued pursuant to an Award under the Plan is charged against the maximum number of Shares set forth above. However, any Shares subject to an Option which terminates or is surrendered for cancellation, or with respect to Restricted Stock which is forfeited, may again become available for new Awards under the Plan. The number of Shares which may be granted to any Participant during any calendar year under all forms of Awards cannot exceed 375,000 Shares. The Shares with respect to which Awards may be made under the Plan may be authorized and unissued Shares or unissued Shares reacquired and held as treasury Shares.


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OPTIONS

         GRANT OF OPTIONS

                  Except as expressly limited by the Plan, the number of Shares subject to any Option granted under the Plan shall be determined by the Committee. Incentive Stock Options are only granted to Participants who are Employees. No Incentive Stock Option can be granted which would permit the Participant to acquire, through the exercise of Incentive Stock Options in any calendar year, Shares or shares of capital stock of the Company or any Affiliate having an aggregate Market Value (determined as of the time any Incentive Stock Option is granted) in excess of $100,000 (determined by assuming that the Participant will exercise each Incentive Stock Option on the date that such Option first becomes exercisable).

                  The Exercise Price for Incentive Stock Options will be not less than 100% (or, in the case of a Participant who, at the date of the grant, owns shares possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, 110%) of the Market Value per Share on the date the Incentive Stock Option is granted. With respect to Non-Qualified Stock Options, the Committee will establish the Exercise Price at the time the Non-Qualified Stock Option is granted.

         EXERCISE OR TERMINATION OF OPTIONS

                  No Incentive Stock Option granted under the Plan may be exercised more than ten years (or, in the case of a Participant who, at the date of the grant, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, five years) from the date it is granted or such shorter period as the Committee may determine. Non-Qualified Stock Options may be exercised during such period as the Committee determines at the time of grant. No Non-Qualified Stock Option granted under the Plan may be exercised more than ten years from the date it is granted or such shorter period as the Committee may determine. Except in the event of a Change in Control or as otherwise determined by the Committee, Options granted to a Participant generally become vested and exercisable 25% per year beginning on the first anniversary date of the date of grant.

                  If a Participant's employment as an employee of the Company or an Affiliate is terminated for Cause, all rights under any Options granted to the Participant will terminate immediately upon such termination, and the Participant must (unless the Committee in its sole discretion waives this requirement) repay to the Company within 10 days of the Committee's demand the amount of any gain realized by the Participant upon any exercise within the 90-day period prior to the Participant's cessation of employment of any Options granted to such Participant under the Plan.

                  If a Participant's employment as an employee of the Company or an Affiliate is terminated by reason of Retirement, terminated by the Company without Cause, or by Voluntary Termination, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of such termination, but only within the period of


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one (1) month immediately succeeding the Participant's termination, and in no event after the applicable expiration dates of the Options.

                  If a Participant's employment as an employee of the Company or an Affiliate is terminated by reason of the Participant's death or Disability, the Participant or the Participant's beneficiary, as the case may be, may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of such termination, but only within the one-year period immediately succeeding the Participant's termination by reason of death or Disability, and in no event after the applicable expiration date of the Options. Provided, however, an Incentive Stock Option is not exercisable (i) more than three (3) months after the Participant's employment as an employee of the Company or an Affiliate is terminated for any reason other than Disability or (ii) more than one (1) year after the Participant's employment as an employee of the Company or an Affiliate is terminated by reason of Disability.

         METHOD OF EXERCISE AND PAYMENT OF EXERCISE PRICE

                  To exercise an Option under the Plan, the Participant must give written notice to the Company specifying the number of Shares with respect to which the Participant elects to exercise the Option together with full payment of the Exercise Price. The date of exercise shall be the date on which the notice is received by the Company. Payment for Shares issuable upon the exercise of Options is due at the time of exercise and may be made: (i) in cash (including check, bank draft or money order); (ii) by delivery of Shares already owned by the Participant for more than six months and having a Market Value on the date of exercise equivalent to the Exercise Price; (iii) by delivery of cash by a broker-dealer as a Cashless Exercise; or (iv) by any other means determined by the Committee in its sole discretion.

                  In the event a Participant exercises an Option and pays all or a portion of the Exercise Price in Shares, such Participant may (either pursuant to terms of the Award agreement or pursuant to the sole discretion of the Committee at the time the Option is exercised) be issued a new Option to purchase additional Shares equal to the number of Shares surrendered to the Company in such payment. The new Option shall (i) have an Exercise Price equal to the Market Value per Share on the grant date of the new Option, (ii) first be exercisable six (6) months from such grant date, and (iii) expire on the same date as the original Option so exercised by payment of the Exercise Price in Shares.



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RESTRICTED STOCK

         GRANT OF RESTRICTED STOCK

                  Incentive awards may be made in the form of Restricted Stock. The Committee will specify the number of Shares of Restricted Stock subject to each Award and the terms and conditions which will apply to such Restricted Stock. At the time of an Award of Shares of Restricted Stock, the Participant will enter into an Agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Award, and to such other matters as the Committee shall in its sole discretion determine. Except in the case of grants of Restricted Stock which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee has the authority, in its discretion, to accelerate the time at which any or all of the restrictions lapse with respect to any Shares of Restricted Stock prior to the expiration of the Restricted Period, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after commencement of the Restricted Period.

                  At the time of an award of Shares of Restricted Stock, the Committee may require that the payment to the Participant of dividends declared or paid on the Restricted Stock by the Company, or a specified portion thereof, be deferred and held by the Company for the account of the Participant until the restrictions imposed on the Restricted Stock lapse or the Participant forfeits unvested Restricted Stock due to the Participant's Termination of Continuous Service for any reason other than death, Disability or Retirement. In the event of deferral, interest will be credited at the end of each year on the amount of the account at the beginning of the year at a rate per annum as the Committee may determine.

                  Certificates representing Shares of Restricted Stock will be held by the Company pending the lapse of restrictions, but the Participant generally will have all of the rights of a shareholder, including the right to vote the Shares and the right to receive all dividends thereon. The Committee may restrict or prohibit the sale, assignment, transfer, pledge or encumbrance of the Shares of Restricted Stock by the Participant during the Restricted Period.

         PERIOD OF RESTRICTION AND FORFEITURE OF RESTRICTED STOCK

                  The Plan does not set forth any minimum or maximum period of restrictions with respect to incentive awards in the form of Restricted Stock. The Committee may establish different periods of restrictions from time to time, and may establish different periods of each Award of Restricted Stock. Except for an involuntary cessation in Continuous Service of a Participant as a result of a Change in Control as described herein, if a Participant ceases to maintain Continuous Service for any reason (other than death, Disability or Retirement) before the Participant's Shares of Restricted Stock have vested, unless the Committee provides otherwise, the Participant's rights with respect to the unvested portion of the Restricted Stock will be forfeited and returned to the Company. If a Participant ceases to maintain Continuous Service by reason of death or Disability, then the restrictions with respect to the Ratable Portion


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of the Shares of Restricted Stock will lapse and such Shares will be free of restrictions and will not be forfeited. The Ratable Portion with respect to each separate Award of Restricted Stock issued is equal to (i) the number of Shares of Restricted Stock awarded to the Participant multiplied by the portion of the Restricted Period that expired at the date of the Participant's death or Disability reduced by (ii) the number of Shares of Restricted Stock awarded with respect to which the restrictions had lapsed as of the date of the death or Disability of the Participant.

         RESTRICTED STOCK QUALIFYING AS "PERFORMANCE-BASED COMPENSATION"

                  For purposes of qualifying grants of Restricted Stock as "performance-based compensation" under Section 162(m) of the Code, the Committee will establish restrictions based upon the achievement of performance goals. The specific targets under the performance goals that must be satisfied for the Restricted Period to lapse or terminate will be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as "performance-based compensation" under Section 162(m) of the Code. The business criteria for performance goals will be one or more of the return on equity, total revenues, net earnings, or earnings per share of the Company as selected by the Committee on, where applicable, a consolidated basis, for a calendar year calculated in accordance with generally accepted accounting principles consistently applied.

ADMINISTRATION

                  The Committee administers the Plan. All members of the Committee are appointed by the Board. The members of the Committee serve at the pleasure of the Board. The Committee consists of two or more members of the Board, each of whom is a "non-employee director" as provided under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an "outside director" as provided under Section 162(m) of the Code. Subject to the terms of the Plan, the Committee has the sole and complete authority and discretion to: (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards will be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; (v) establish procedures and regulations for the administration of the Plan; (vi) construe and interpret the Plan; (vii) make all determinations deemed necessary or advisable for the administration of the Plan; and (viii) establish, amend, or waive rules and regulations for administration of the Plan.



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AMENDMENT AND TERMINATION OF THE PLAN

                  The Board may supplement, amend, alter, or discontinue the Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration, or discontinuation will be made which would impair the rights of a Participant under an Award granted under the Plan without the Participant's consent, except that any supplement, amendment, alteration, or discontinuation may be made to (i) avoid a material charge or expense to the Company or an Affiliate; (ii) cause the Plan to comply with applicable law; or
(iii) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, the Board, in its sole discretion at any time and from time to time, may supplement, amend, alter, or discontinue the Plan without the approval of the Company's shareholders (i) to the extent such approval is not required by applicable law or the terms of a written agreement and (ii) so long as any such amendment or alteration does not increase the number of Shares subject to the Plan (other than necessary adjustments in response to changes in the capitalization of the Company) or increase the maximum number of Options or Shares of Restricted Stock that the Committee may award to an individual Participant under the Plan.

EFFECT OF REORGANIZATION

                  In the event the Company is dissolved or liquidated, the restrictions on Shares of Restricted Stock will lapse and each outstanding Option will terminate, but each Participant to whom the Option was granted will have the right immediately prior to the dissolution or liquidation to exercise the Option in full, and the Company will notify the Participant of such right within a reasonable period of time prior to any dissolution or liquidation. In addition, in the event the Company is involved in a merger or consolidation, other than a "Change in Control" subject to Section 13 of the Plan, upon the effective date of such merger or consolidation each Participant will be entitled, upon exercise of an Option in accordance with all the terms and conditions of the Plan, to receive in lieu of Shares, shares or other securities or consideration as the holders of the Shares will be entitled to receive pursuant to the terms of the merger or consolidation, and each holder of Restricted Stock will receive shares or other securities as holders of Shares received which will be subject to certain restrictions set forth in the Plan, unless the Committee accelerates the lapse of such restrictions, and the certificate(s) or other instruments representing or evidencing the shares or other securities will be legended and deposited with the Company.

TAX WITHHOLDING

                  Upon the termination of the Restricted Period with respect to any Shares of Restricted Stock or the issuance of Shares pursuant to the exercise of any Option, the Company may, in lieu of requiring the Participant or other person receiving such Shares to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, retain a sufficient number of Shares held by it to cover the amount required to be withheld. The Company has the right to deduct from all dividends paid with respect to Shares of Restricted Stock the amount of any taxes which the Company is required to withhold with respect to such dividend payments.


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                  Where a Participant or other person is entitled to receive
Shares pursuant to the exercise of an Option pursuant to the Plan, the Company may, in lieu of requiring the Participant or such other person to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, retain a number of such Shares sufficient to cover the amount required to be withheld.

LOANS BY THE COMPANY

                  The Plan permits the Company to make loans to Participants in connection with the exercise of Options or the ownership of Restricted Stock, up to the following amounts:

                  (1) With respect to the exercise of Options, the sum of the aggregate option price payable upon exercise of the Option in relation to which the loan is made, plus the amount of income taxes reasonably estimated to be payable by the Participant in connection with such exercise; or

                  (2) With respect to Restricted Stock, the amount of income taxes reasonably estimated to be payable by the Participant in connection with the ownership of the Restricted Stock.

                  Loans made under the terms of the Plan bear interest at such rates as may be established by the Company. No loan may have an initial term exceeding three years, but the loan may be renewed at the discretion of the Committee. With the consent of the Committee, loans may be repaid in Shares at Market Value on the date of such payment. Loans may, but are not required to, be secured by Shares.

MISCELLANEOUS PROVISIONS

                  Except as otherwise determined by the Committee, no Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred otherwise than by will or the laws of descent and distribution.

                  In general, unless the Committee has provided otherwise in the instrument evidencing the Award, if the Continuous Service of any Participant is involuntarily terminated, for whatever reason, at any time within 12 months following a Change in Control of the Company, any Restricted Period with respect to an Award of Restricted Stock will lapse upon the Participant's termination and all Shares of Restricted Stock will become fully vested in the Participant. If a Change in Control occurs, unless the Committee provides otherwise in the instrument evidencing the grant of an Option, all Options granted under the Plan and not fully exercisable will become exercisable in full (except as otherwise provided in Section 9 of the Plan) upon the happening of such Termination of Continuous Service and will remain so exercisable in accordance with their terms; provided, however, that no Option which has previously been exercised or otherwise terminated will become exercisable.


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                      OTHER INFORMATION REGARDING THE PLAN

LEGAL STATUS

                  The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and does not qualify under
Section 401(a) (relating to certain pension, profit-sharing, and stock bonus plans) of the Code. The Plan is intended to qualify under Section 422 (relating to "incentive stock option plans") of the Code.


EMPLOYEE RIGHTS UNDER THE PLAN

                  No officer, Employee or other person has a right to be selected as a Participant, nor having been so selected, to be selected again as a Participant.

                  No person selected for participation in the Plan, notwithstanding such status, will acquire any rights, as a result of such selection, to retain their employee status with the Company or any Affiliate for any specific period of time.

ADJUSTMENTS FOR DILUTION

                  In the event of any change in the Shares by virtue of any stock dividends, stock splits, recapitalizations, or reclassifications or any acquisition, merger, consolidation, share exchange, tender offer, or other combination involving the Company that does not constitute a Change in Control but that results in the acquisition of a subsidiary by the Company, or in the event that other stock shall be substituted for the Shares as the result of any merger, consolidation, share exchange, or reorganization or any similar transaction which constitutes a Change in Control of the Company, the Committee will correspondingly adjust (i) the number, kind, and class of Shares which may be delivered under the Plan; (ii) the number, kind, class, and price of Shares subject to outstanding Awards (except for mergers or other combinations in which the Company is the surviving entity); (iii) the maximum number of Shares with respect to which Awards may be granted under the Plan; and (iv) the number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under all forms of Awards, all in such manner as the Committee in its sole discretion shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards.


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FEDERAL INCOME TAX CONSEQUENCES

                  The statements below are based upon those laws that are in force on the date of this Memorandum and are subject to any subsequent changes therein. The following discussion applies only to acquisitions or dispositions of Awards occurring during the lifetime of the Participants. The consequences may differ in the event of an acquisition or disposition of an Award following the death of a Participant. The Company and its employees may also be subject to federal, state and local taxes. In view of the individual nature of tax consequences, each Participant is advised to consult his or her own tax adviser with respect to the specific tax consequences of participation in the Plan, including the effect and applicability of federal, state, local and other tax laws and the possible effects of changes therein.

         TAXATION OF ORDINARY INCOME AND CAPITAL GAINS

                  Subject to certain exceptions, the maximum rate of tax on "net capital gains" from the sale or exchange of capital assets is 20%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long-term" if the capital asset was held for more than one year and "short term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 39.6%. The classification of income as ordinary income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

         NON-QUALIFIED STOCK OPTIONS

                  A Participant who is granted a Non-Qualified Stock Option does not recognize taxable income upon the grant of the Option, and the Company is not entitled to a tax deduction. The Participant will recognize ordinary income upon the exercise of the Non-Qualified Stock Option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the Exercise Price. Such income will be treated as compensation to the Participant subject to applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the Participant as compensation income in the year the income is taxable to the Participant.

                  The Participant will also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the Participant's basis in the shares, the Participant will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the Participant's basis in the shares, the Participant will recognize long-term capital loss if the shares were held for more than one year, and short-term capital loss if the shares were held for one year or less. The Participant's basis in the option shares will equal the amount of ordinary income recognized by the Participant upon exercise of the Non-Qualified Stock Option, plus any cash paid to exercise the Option.


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         INCENTIVE STOCK OPTIONS

                  A Participant who receives an Incentive Stock Option does not recognize taxable income upon the grant or exercise of the Incentive Stock Option, and the Company is not entitled to a tax deduction. The difference between the Exercise Price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the Participant in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

                  A Participant will recognize gain or loss upon the disposition of Shares acquired from the exercise of Incentive Stock Options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition" (i.e., no disposition occurs within two years from the date the Incentive Stock Option was granted nor one year from the date of exercise), the Participant will recognize long-term capital gain or capital loss depending on the selling price of the Shares. If option shares are sold or disposed of as part of a disqualifying disposition, the Participant must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the Exercise Price. Any additional gain will be taxable to the Participant as a long-term or short-term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the Participant as ordinary income pursuant to a "disqualifying disposition" by the Participant.

         RESTRICTED STOCK

                  A Participant who receives an award of Restricted Stock will not recognize taxable income at the time of the award, nor will the Company be entitled to a tax deduction at that time, unless the Participant makes an election under Section 83(b) of the Code to recognize the income upon the receipt of the Restricted Stock. If the election is not made, the Participant will recognize ordinary income when the Restricted Stock becomes vested (i.e., when the restrictions lapse through attainment of specified performance goals or otherwise) in an amount equal to the fair market value of the shares at that time less any amount paid by the Participant. The Company may claim a deduction when the Participant recognizes income, in an amount equal to the income recognized by the Participant. Dividends paid to the Participant with respect to Restricted Stock prior to vesting constitute compensation taxable to the Participant and a tax deduction to the Company.

                  Pursuant to the provisions of Section 83(b) of the Code, a Participant who receives Restricted Stock may elect to be taxed at the time of the award. If the Participant so elects, the full value of the shares (without regard to restrictions) at the time of the grant, less any amount paid by the Participant, will be taxed to the Participant as ordinary income and will be deductible by the Company. Dividends paid with respect to the shares during the period of restriction will be taxable as dividends to the Participant and not deductible by the Company. If,


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after making an election pursuant to Section 83(b), any Shares are subsequently forfeited, the Participant will be entitled to a capital loss deduction.
















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